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                                                                     Exhibit 5.1

                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS

                              111 North 6th Street
                                  P.O. Box 679
                             Reading, PA 19603-0679
                        (610) 478-2000 Fax (610) 376-5610
                               www.stevenslee.com

                                  July 5, 2006

Board of Directors
Boardwalk Bancorp, Inc.
201 Shore Road
Linwood, New Jersey  08221

Ladies and Gentlemen:

         We have acted as counsel to Boardwalk Bancorp, Inc., a New Jersey corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of up to 922,395 shares of the Company's common stock, par value $5.00 per share (the "Common Stock") to be issued to participants in the Boardwalk Bancorp, Inc. 2006 Stock Incentive Plan and Boardwalk Bancorp, Inc. Employee Stock Purchase Plan (collectively, the "Company Plans") and upon exercise of options previously granted by Boardwalk Bank (the "Bank") pursuant to the Boardwalk Bank 2000 Director Stock Option Plan and Boardwalk Bank 2000 Stock Option Plan (collectively, the "Bank Plans"), and converted into options to purchase Common Stock (the "Options") upon the reorganization of the Bank into a bank holding company structure on July 1, 2006, pursuant to a Plan of Acquisition, dated as of February 22, 2006, by and between the Company and the Bank.

         In our capacity as counsel to the Company, we have reviewed:

         (1) the New Jersey Business Corporation Act, as amended;

         (2) the Company's certificate of incorporation;

         (3) the Company's bylaws;

         (4) the Registration Statement;

         (5) the Company Plans;

         (6) the Bank Plans;

         (7) a copy of a form of Common Stock certificate; and

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                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS

Board of Directors
Boardwalk Bancorp, Inc.
July 5, 2006
Page 2


         (8) resolutions adopted by the Company's board of directors on February 22, 2006 and June 19, 2006.

         For purposes of this opinion, we have assumed that (i) the shares of Common Stock issuable pursuant to the exercise of the Options will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the Options; (ii) on the dates the Options are exercised, the Options will constitute valid, legal and binding obligations of the Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization, and other laws and legal principles affecting the enforceability of creditors' rights generally); (iii) no change occurs in applicable law or the pertinent facts; and
(iv) the provisions of "blue sky" and other securities laws as may be applicable have been complied with to the extent required.

         Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Company Plans and the Bank Plans, will be legally issued by the Company, fully paid, and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               STEVENS & LEE

                                               /s/ Stevens & Lee